Exhibit 99

First Acceptance Corporation Reports Operating Results for the Quarter Ended September 30, 2011

NASHVILLE, TN, November 7, 2011 — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the first quarter ended September 30, 2011 of its fiscal year ending June 30, 2012.

Operating Results

Revenues for the three months ended September 30, 2011 were $50.0 million, compared with $53.1 million for the same period in fiscal year 2011. Loss before income taxes for the three months ended September 30, 2011 was $3.6 million, compared with income before income taxes of $0.5 million for the same period in fiscal year 2011. Net loss for the three months ended September 30, 2011 was $3.7 million, or $0.08 per share on a diluted basis, compared with net income of $0.4 million, or $0.01 per share on a diluted basis, for the same period in fiscal year 2011.

Premiums earned for the three months ended September 30, 2011 were $40.5 million, compared with $43.9 million for the same period in fiscal year 2011. The decreases in premiums earned were primarily due to a decline in the number of policies in force (“PIF”) from 150,175 at September 30, 2010 to 140,930 at September 30, 2011, which was impacted by the closure of underperforming stores. At September 30, 2011, we operated 383 stores, compared with 393 stores at September 30, 2010. Premiums earned were also negatively impacted by an increase in the percentage of PIF with liability-only coverage. Although the number of PIF sold through our open stores decreased from 143,738 at September 30, 2010 to 137,026 at September 30, 2011, for those policies quoted, we have experienced a higher close ratio for the three months ended September 30, 2011 compared with the same period in fiscal year 2011.

Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 82.1 percent for the three months ended September 30, 2011, compared with 73.0 percent for the three months ended September 30, 2010. We experienced unfavorable development related to prior fiscal years of $1.1 million for the three months ended September 30, 2011, compared with favorable development of $2.1 million for the three months ended September 30, 2010. The unfavorable development for the three months ended September 30, 2011 was primarily due to higher than expected loss adjustment expense related to bodily injury and no-fault claims that occurred in fiscal years 2009 and 2010.

Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the three months ended September 30, 2011 and 2010 were 79.5 percent and 77.7 percent, respectively. The year-over-year increase in the loss and loss adjustment expense ratio was primarily due to higher loss and loss adjustment expense driven by an increase in bodily injury frequency, as well as, higher losses for comprehensive coverage.

We have substantially completed the process of implementing a new multivariate pricing program in all states in which we operate. We believe this new pricing program provides us with greater pricing segmentation and improves our pricing relative to the risk we are insuring. Currently, approximately 43 percent of our PIF have been underwritten using this new pricing program, which has now been implemented in eleven of the twelve states in which we operate. We plan to implement the new pricing program in the single remaining state in which we operate by December 2011.

Expense Ratio. The expense ratio was 27.5 percent for the three months ended September 30, 2011, compared with 25.5 percent for the three months ended September 30, 2010. The year-over-year increase in the expense ratio was due to the decrease in premiums earned.

Combined Ratio. The combined ratio was 109.6 percent for the three months ended September 30, 2011, compared with 98.5 percent for the same period in fiscal year 2011.

2011 Annual Meeting of Stockholders

Our 2011 annual meeting of stockholders will be held on Tuesday, November 15, 2011, in Nashville, Tennessee. Further details can be found online at www.sec.gov which contains our Notice of 2011 Annual Meeting of Stockholders and Proxy Statement electronic filing.

About First Acceptance Corporation

We are a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 12 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals who are categorized as “non-standard” because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance. At September 30, 2011, we leased and operated 383 retail locations, staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products and other insurance products. In select markets, we also sell our products through 13 retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2011	2010
Revenues:
Premiums earned	$40,505	$43,934
Commission and fee income	7,500	7,276
Investment income	2,021	2,137
Net realized losses on investments, available for sale	(57)	(224)

	49,969	53,123

Costs and expenses:
Losses and loss adjustment expenses	33,248	32,057
Insurance operating expenses	18,625	18,508
Other operating expenses	244	387
Stock-based compensation	91	192
Depreciation and amortization	344	476
Interest expense	990	991

	53,542	52,611

Income (loss) before income taxes	(3,573)	512
Provision for income taxes	115	120

Net income (loss)	$(3,688)	$392

Net income (loss) per share:
Basic and diluted	$(0.08)	$0.01

Number of shares used to calculate net income (loss) per share:
Basic	48,227	48,037

Diluted	48,227	48,509

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	September 30,	June 30,
	2011	2011
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $171,649 and $177,300, respectively)	$181,989	$186,815
Cash and cash equivalents	28,055	29,305
Premiums and fees receivable, net of allowance of $418 and $406	42,834	40,447
Other assets	8,012	7,999
Property and equipment, net	2,847	2,533
Deferred acquisition costs	3,705	3,305
Goodwill	21,090	21,090
Identifiable intangible assets	4,800	4,800

TOTAL ASSETS	$293,332	$296,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$68,934	$68,424
Unearned premiums and fees	52,413	50,772
Debentures payable	41,240	41,240
Other liabilities	12,026	13,630

Total liabilities	174,613	174,066

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 47,998 and 48,458 shares issued and outstanding, respectively	480	485
Additional paid-in capital	466,136	466,777
Accumulated other comprehensive income	10,340	9,515
Accumulated deficit	(358,237)	(354,549)

Total stockholders’ equity	118,719	122,228

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$293,332	$296,294

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended
	September 30,
	2011	2010
Gross premiums earned:
Georgia	$8,711	$9,596
Texas	5,219	5,910
Illinois	5,268	5,809
Florida	4,810	4,826
Alabama	3,986	4,388
Ohio	3,367	3,227
Tennessee	2,524	2,716
South Carolina	2,389	2,500
Pennsylvania	2,020	2,422
Indiana	1,049	1,146
Missouri	614	739
Mississippi	593	687

Total gross premiums earned	40,550	43,966
Premiums ceded	(45)	(32)

Total net premiums earned	$40,505	$43,934

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended
	September 30,
	2011	2010
Loss and loss adjustment expense	82.1%	73.0%
Expense	27.5%	25.5%

Combined	109.6%	98.5%

POLICIES IN FORCE

	Three Months Ended
	September 30,
	2011	2010
Policies in force – beginning of period	144,410	154,655
Net decrease during period	(3,480)	(4,480)

Policies in force – end of period	140,930	150,175

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

POLICIES IN FORCE (continued)

The following tables present total PIF for the insurance operations segregated by policies that were sold through our open and closed retail locations as well as our independent agents. For our retail locations, PIF are further segregated by (i) new and renewal and (ii) liability-only or full coverage. New policies are defined as those policies issued to both first-time customers and customers who have reinstated a lapsed or cancelled policy. Renewal policies are those policies which renewed after completing their full uninterrupted policy term. Liability-only policies are defined as those policies including only bodily injury (or no-fault) and property damage coverages, which are the required coverages in most states. For comparative purposes, the PIF data with respect to closed retail locations for each of the periods presented below includes all retail locations closed at September 30, 2011.

	September 30,
	2011	2010
Retail locations:
Open retail locations:
New	61,138	65,651
Renewal	75,888	78,087

	137,026	143,738
Closed retail locations:
New	119	1,094
Renewal	1,971	3,344

	2,090	4,438
Independent agents	1,814	1,999

Total policies in force	140,930	150,175

	September 30,
	2011	2010
Retail locations:
Open retail locations:
Liability-only	83,365	87,688
Full coverage	53,661	56,050

	137,026	143,738
Closed retail locations:
Liability-only	1,224	2,784
Full coverage	866	1,654

	2,090	4,438
Independent agents	1,814	1,999

Total policies in force	140,930	150,175

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	0000000	0000000
	Three Months Ended
	September 30,
	2011	2010
Retail locations – beginning of period	385	394
Opened	—	—
Closed	(2)	(1)

Retail locations – end of period	383	393

RETAIL LOCATIONS BY STATE

	00000000	00000000	00000000	00000000
	September 30,		June 30,
	2011	2010	2011	2010
Alabama	24	25	24	25
Florida	31	31	31	31
Georgia	60	60	60	60
Illinois	67	74	68	74
Indiana	17	17	17	17
Mississippi	8	8	8	8
Missouri	12	12	12	12
Ohio	27	27	27	27
Pennsylvania	16	16	16	16
South Carolina	26	26	26	26
Tennessee	20	19	20	19
Texas	75	78	76	79

Total	383	393	385	394

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885